Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-232928

Relating to the Preliminary Prospectus Supplement dated August 1, 2019

Occidental Petroleum Corporation

Pricing Term Sheet

August 6, 2019

$500,000,000 Floating Rate Senior Notes due February 2021
$500,000,000 Floating Rate Senior Notes due August 2021
$1,500,000,000 Floating Rate Senior Notes due 2022
$1,500,000,000 2.600% Senior Notes due 2021
$2,000,000,000 2.700% Senior Notes due 2022
$3,000,000,000 2.900% Senior Notes due 2024
$1,000,000,000 3.200% Senior Notes due 2026
$1,500,000,000 3.500% Senior Notes due 2029
$750,000,000 4.300% Senior Notes due 2039
$750,000,000 4.400% Senior Notes due 2049

Issuer:	Occidental Petroleum Corporation (the “Company”)

Trade Date:	August 6, 2019

Settlement Date:	August 8, 2019 (T+2)

Title:	Floating Rate Senior Notes due February 2021 (the “February 2021 Floating Rate Notes”)
Floating Rate Senior Notes due August 2021 (the “August 2021 Floating Rate Notes”)
Floating Rate Senior Notes due 2022 (the “2022 Floating Rate Notes”)
2.600% Senior Notes due 2021 (the “2021 Notes”)
2.700% Senior Notes due 2022 (the “2022 Notes”)
2.900% Senior Notes due 2024 (the “2024 Notes”)
3.200% Senior Notes due 2026 (the “2026 Notes”)
3.500% Senior Notes due 2029 (the “2029 Notes”)
4.300% Senior Notes due 2039 (the “2039 Notes”)
4.400% Senior Notes due 2049 (the “2049 Notes”)

Current Ratings
(Moody’s/S&P/Fitch)*:	Baa3(S)/A(NW)/A(NW)

Expected Ratings
(Moody’s/S&P/Fitch)*:	Baa3(S)/BBB/BBB+

Principal Amount:	February 2021 Floating Rate Notes: $500,000,000
August 2021 Floating Rate Notes: $500,000,000
2022 Floating Rate Notes: $1,500,000,000
2021 Notes: $1,500,000,000
2022 Notes: $2,000,000,000
2024 Notes: $3,000,000,000
2026 Notes: $1,000,000,000
2029 Notes: $1,500,000,000
2039 Notes: $750,000,000
2049 Notes: $750,000,000

Maturity Date:	February 2021 Floating Rate Notes: February 8, 2021
August 2021 Floating Rate Notes: August 13, 2021
2022 Floating Rate Notes: August 15, 2022
2021 Notes: August 13, 2021
2022 Notes: August 15, 2022
2024 Notes: August 15, 2024
2026 Notes: August 15, 2026
2029 Notes: August 15, 2029
2039 Notes: August 15, 2039
2049 Notes: August 15, 2049

Interest Payment Dates:	February 2021 Floating Rate Notes: Quarterly on February 8, May 8, August 8 and November 8, commencing November 8, 2019
August 2021 Floating Rate Notes: Quarterly on February 13, May 13, August 13 and November 13, commencing November 13, 2019
2022 Floating Rate Notes: Quarterly on February 15, May 15, August 15 and November 15, commencing November 15, 2019
2021 Notes: Semi-annually on February 13 and August 13, commencing February 13, 2020
2022 Notes: Semi-annually on February 15 and August 15, commencing February 15, 2020
2024 Notes: Semi-annually on February 15 and August 15, commencing February 15, 2020
2026 Notes: Semi-annually on February 15 and August 15, commencing February 15, 2020
2029 Notes: Semi-annually on February 15 and August 15, commencing February 15, 2020
2039 Notes: Semi-annually on February 15 and August 15, commencing February 15, 2020
2049 Notes: Semi-annually on February 15 and August 15, commencing February 15, 2020

Record Dates:	February 2021 Floating Rate Notes: February 1, May 1, August 1 and November 1
August 2021 Floating Rate Note : February 1, May 1, August 1 and November 1
2022 Floating Rate Notes: February 1, May 1, August 1 and November 1
2021 Notes: February 1 and August 1
2022 Notes: February 1 and August 1
2024 Notes: February 1 and August 1
2026 Notes: February 1 and August 1
2029 Notes: February 1 and August 1
2039 Notes: February 1 and August 1
2049 Notes: February 1 and August 1

Coupon:	February 2021 Floating Rate Notes: per annum rate equal to 3-month LIBOR, as determined on the relevant interest determination date, plus 0.950%
August 2021 Floating Rate Notes: per annum rate equal to 3-month LIBOR, as determined on the relevant interest determination date, plus 1.250%
2022 Floating Rate Notes: per annum rate equal to 3-month LIBOR, as determined on the relevant interest determination date, plus 1.450%
2021 Notes: 2.600% per annum
2022 Notes: 2.700% per annum
2024 Notes: 2.900% per annum
2026 Notes: 3.200% per annum
2029 Notes: 3.500% per annum
2039 Notes: 4.300% per annum
2049 Notes: 4.400% per annum

Benchmark Treasury:	February 2021 Floating Rate Notes: N/A
August 2021 Floating Rate Notes: N/A
2022 Floating Rate Notes: N/A
2021 Notes: UST 1.750% due July 31, 2021
2022 Notes: UST 1.750% due July 15, 2022
2024 Notes: UST 1.750% due July 31, 2024
2026 Notes: UST 1.875% due July 31, 2026
2029 Notes: UST 2.375% due May 15, 2029
2039 Notes: UST 3.000% due February 15, 2049
2049 Notes: UST 3.000% due February 15, 2049

Benchmark Treasury Price / Yield:	February 2021 Floating Rate Notes: N/A
August 2021 Floating Rate Notes: N/A
2022 Floating Rate Notes: N/A
2021 Notes: 100-09 5/8 / 1.595%
2022 Notes: 100-19+ / 1.537%
2024 Notes: 101-02 / 1.528%
2026 Notes: 101-23+ / 1.611%
2029 Notes: 105-31 / 1.709%
2039 Notes: 116-12 / 2.239%
2049 Notes: 116-12 / 2.239%

Spread to Benchmark Treasury:	February 2021 Floating Rate Notes: 3m$L + 95 bps
August 2021 Floating Rate Notes: 3m$L + 125 bps
2022 Floating Rate Notes: 3m$L + 145 bps
2021 Notes: T + 105 bps
2022 Notes: T + 120 bps
2024 Notes: T + 140 bps
2026 Notes: T + 160 bps
2029 Notes: T + 185 bps
2039 Notes: T + 210 bps
2049 Notes: T + 225 bps

Yield to Maturity:	February 2021 Floating Rate Notes: N/A
August 2021 Floating Rate Notes: N/A
2022 Floating Rate Notes: N/A
2021 Notes: 2.645%
2022 Notes: 2.737%
2024 Notes: 2.928%
2026 Notes: 3.211%
2029 Notes: 3.559%
2039 Notes: 4.339%
2049 Notes: 4.489%

Initial Price to Public:	February 2021 Floating Rate Notes: 100.000%
August 2021 Floating Rate Notes: 100.000%
2022 Floating Rate Notes: 100.000%
2021 Notes: 99.912%
2022 Notes: 99.893%
2024 Notes: 99.870%
2026 Notes: 99.931%
2029 Notes: 99.506%
2039 Notes: 99.481%
2049 Notes: 98.539%

Optional Redemption Provisions:	February 2021 Floating Rate Notes:	Make-Whole Call: None
Par Call: None
	August 2021 Floating Rate Notes:	Make-Whole Call: None
Par Call: On or after August 13, 2020
	2022 Floating Rate Notes:	Make-Whole Call: None
Par Call: On or after August 15, 2020
	2021 Notes:	Make-Whole Call: UST + 17.5 bps
Par Call: None
	2022 Notes:	Make-Whole Call: UST + 20 bps
Par Call: None
	2024 Notes:	Make-Whole Call: UST + 25 bps
Par Call: On or after July 15, 2024
	2026 Notes:	Make-Whole Call: UST + 25 bps
Par Call: On or after June 15, 2026
	2029 Notes:	Make-Whole Call: UST + 30 bps
Par Call: On or after May 15, 2029
	2039 Notes:	Make-Whole Call: UST + 35 bps
Par Call: On or after February 15, 2039
	2049 Notes:	Make-Whole Call: UST + 35 bps
Par Call: On or after February 15, 2049

Special Mandatory Redemption:
Under certain conditions described in the preliminary prospectus supplement referred to below, the Company will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

CUSIP / ISIN:	February 2021 Floating Rate Notes: 674599 CT0 / US674599CT04
August 2021 Floating Rate Notes: 674599 CV5 / US674599CV59
2022 Floating Rate Notes: 674599 CQ6 / US674599CQ64
2021 Notes: 674599 CU7 / US674599CU76
2022 Notes: 674599 CP8 / US674599CP81
2024 Notes: 674599 CW3 / US674599CW33
2026 Notes: 674599 CR4 / US674599CR48
2029 Notes: 674599 CS2 / US674599CS21
2039 Notes: 674599 CX1 / US674599CX16
2049 Notes: 674599 CY9 / US674599CY98

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	BBVA Securities Inc.
CIBC World Markets Corp.
Mizuho Securities USA LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Standard Chartered Bank
Academy Securities, Inc.
Loop Capital Markets LLC
The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Certain credit rating agencies have placed us on their negative credit watch lists and stated that they anticipate the Company’s corporate credit rating will be downgraded in connection with completion of the merger. See “Risk Factors—Risks Related to the Notes—Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.” in the Company’s preliminary prospectus supplement dated August 1, 2019.

The Company has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-3424 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This pricing term sheet supplements, and should be read in conjunction with, the Company’s preliminary prospectus supplement dated August 1, 2019 and the accompanying prospectus dated July 31, 2019 and the documents incorporated by reference therein.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.